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AMENDMENT NUMBER SIX TO
LOAN AND SECURITY AGREEMENT

        THIS AMENDMENT NUMBER SIX TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of August 1, 2002, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California 90404, and IMAGE ENTERTAINMENT, INC., a California corporation ("Borrower"), with its chief executive office located at 9333 Oso Avenue, Chatsworth, California 91311, with reference to the following facts:

        WHEREAS, Borrower has requested that Foothill amend that certain Loan and Security Agreement dated as of December 28, 1998, between Foothill and Borrower (as amended, restated or otherwise modified from time to time, the "Agreement") as set forth herein;

        WHEREAS, Foothill is willing to so amend the Agreement in accordance with the terms and conditions hereof; and

        WHEREAS, Foothill and Borrower have agreed, among other things, that the amendments set forth in this Amendment shall be effective as of August 1, 2002.

        NOW, THEREFORE, in consideration of the above recitals and the mutual promises contained herein, effective on the Sixth Amendment Effective Date and (if and only if such date occurs) as of August 1, 2002, Foothill and Borrower hereby agree as follows:

1.
Defined Terms.    Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2.
Amendments to the Agreement.

(a)
Section 1.1 of the Agreement is hereby amended by adding the following new definitions in alphabetical order:

    "Control Agreement" means a control agreement, in form and substance satisfactory to Foothill, executed and delivered by Borrower or Guarantor, Agent, and the applicable securities intermediary with respect to a Securities Account or bank with respect to a deposit account.

    "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

    "Exclusive Guarantor DVD Inventory" means, as of any date of determination, DVD Guarantor Inventory that Guarantor or Borrower has as of such date or had at any time prior to such date the exclusive right to manufacture or distribute wholesale or retail.

    "Guarantor" means DVD Planet.com, Inc., a California corporation.

    "Guarantor Security Agreement" means that certain security agreement by and between Guarantor and Foothill, in form and substance satisfactory to Foothill.

    "Guarantor Inventory" means all present and future inventory in which Guarantor has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Guarantor's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

    "Guarantor Trademark Security Agreement" means that certain Trademark Security Agreement, substantially in the form of Exhibit T-1 attached hereto, between Guarantor and Foothill.

    "Guaranty" means that certain general continuing guaranty by Guarantor in favor of Foothill, in form and substance satisfactory to Foothill.

    "SEC" means the United States Securities and Exchange Commission and any successor thereto.

    "Securities Account" means a "securities account" as that term is defined in the Code.

    "Sixth Amendment" means that certain Amendment Number Six to Loan and Security Agreement, dated as of August 1, 2002, between Foothill and Borrower.

    "Sixth Amendment Effective Date" means the date on which all of the conditions precedent set forth in Section 4 of the Sixth Amendment shall have been satisfied.

    "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

    "Stock Pledge Agreement" means a stock pledge agreement, in form and substance satisfactory to Foothill, executed and delivered by Borrower to Foothill with respect to the pledge of the Stock owned by Borrower.

  (b)
  Section 1.1 of the Agreement is hereby amended by deleting the following definitions therein in their entirety and the following is hereby substituted in lieu thereof:

    "Eligible Inventory" means Inventory consisting of first quality DVD finished goods held for sale in the ordinary course of Borrower's business, and Guarantor Inventory consisting of first quality DVD finished goods held for sale in the ordinary course of Guarantor's business, in each case net of any variance between the amounts thereof as determined by Borrower's or Guarantor's (as applicable) perpetual inventory as compared to the amounts thereof recorded in Borrower's or Guarantor's (as applicable) general ledger, that are located at Borrower's or Guarantor's premises identified on Schedule E-1, are acceptable to Foothill in the exercise of its reasonable credit judgment, and strictly comply with all of Borrower's and Guarantor's representations and warranties to Foothill. Eligible Inventory shall not include Exclusive DVD Inventory, Exclusive Guarantor DVD Inventory, Inventory or Guarantor Inventory consisting of laserdiscs or any other format other than DVD, slow moving or obsolete items, restrictive or custom items, work-in-process, components, packaging (including DVD "jewel cases") and shipping materials, supplies used or consumed in Borrower's or Guarantor's business, Inventory or Guarantor Inventory at any location other than those set forth on Schedule E-1, Inventory or Guarantor Inventory subject to a security interest or lien in favor of any third Person, bill and hold goods, Inventory or Guarantor Inventory that is not subject to Foothill's perfected security interests, defective goods, "seconds," and Inventory or Guarantor Inventory acquired on consignment. Eligible Inventory consisting of Inventory shall be valued at the lower of Borrower's cost (computed on an average cost basis according to GAAP) or market value. Eligible Inventory consisting of Guarantor Inventory shall be valued at the lower of Guarantor's cost (computed on first-in-first-out basis according to GAAP) or market value.

    "Loan Documents" means this Agreement, the Lockbox Agreements, the Capital Expenditure Loan Note, the Disbursement Letter, the Letters of Credit, the Trademark Security Agreement, the Guaranty, the Guarantor Security Agreement, the Stock Pledge Agreement, the Guarantor Trademark Security Agreement, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

    "Maximum Revolving Credit Amount" means Seventeen Million Dollars ($17,000,000).

    "OLV" shall mean, as of the date of determination thereof, the appraised orderly liquidation value (expressed as a percentage of the value of the Inventory (the lower of cost, computed on an average cost basis according to GAAP, or market value) and the Guarantor Inventory (the lower of cost, computed on a first-in-first-out basis according to GAAP, or market value), as determined by an appraisal firm acceptable to Foothill in its discretion, on such basis and applying such criteria as Foothill shall require, such appraisals to be conducted with such frequency as determined by Foothill in its reasonable credit judgment.

    "Vendor Reserve" means, as of the date of any determination, (A) if Excess Availability is less than $2,500,000 (provided, however, that solely for the purposes of determining whether Excess Availability is less than $2,500,000 in this definition, the amount of the Vendor Reserve shall not be included in the "availability reserves" referenced in subsection (a) of the definition of Excess Availability), an amount equal to the sum of: (i) the result of (a) the amount of accounts payable or Indebtedness owed by Borrower to a creditor pursuant to the terms of a License Agreement or other product purchase or acquisition arrangement, where such creditor holds a lien or other security interest in the Eligible Accounts of Borrower (a "Lien Creditor"), minus (b) the undrawn amount available to be drawn under one or more letters of credit obtained by Borrower, if any, for the benefit of such Lien Creditor with respect to the repayment of sums due and owing under such License Agreement or other product purchase or acquisition arrangement included in clause (A)(i)(a) of this definition minus fifty percent (50%) of the value of Borrower's or Guarantor's DVD inventory composed of a Lien Creditor's products that would otherwise be Eligible Inventory if it were not Exclusive DVD Inventory or Exclusive Guarantor DVD Inventory or encumbered by a Lien or other security interest in favor of such Lien Creditor (a) above; plus (ii) the amount of royalties and accounts payable owed by Borrower to creditors under License Agreements or other product purchase or acquisition arrangements that are not Lien Creditors but then only to the extent that such accounts payable are outstanding more than sixty (60) days from their due date; or (B) if Excess Availability is equal to or greater than $2,500,000 (provided, however, that solely for the purposes of determining whether Excess Availability is equal to or greater than $2,500,000 in this definition, the amount of the Vendor Reserve shall not be included in the "availability reserves" referenced in subsection (a) of the definition of Excess Availability), Vendor Reserve shall mean, as of any date of determination, an amount equal to the sum of: (i) the result of (a) the amount of accounts payable or Indebtedness owed by Borrower to a Lien Creditor pursuant to the terms of a License Agreement or other product purchase or acquisition arrangement, where such Lien Creditor holds a lien or other security interest in the Eligible Accounts of Borrower, minus (b) the undrawn amount available to be drawn under one or more letters of credit obtained by Borrower, if any, for the benefit of such Lien Creditor with respect to the repayment of sums due and owing under such License Agreement or other product purchase or acquisition arrangement included in clause (B)(i)(a) of this definition minus fifty percent (50%) of the value of Borrower's or Guarantor's DVD inventory composed of a Lien Creditor's products that would otherwise be Eligible Inventory if it were not Exclusive DVD Inventory or Exclusive Guarantor DVD Inventory or encumbered by a lien or other security interest in favor of such Lien Creditor; plus (ii) the amount of royalties and accounts payable owed by Borrower to creditors under License Agreements or other product purchase or acquisition arrangements that are not Lien Creditors but then only to the extent that (x) such accounts payable are outstanding more than sixty (60) days from their due date, and (y) the aggregate amount of such accounts is greater than $500,000.

  (c)
  Section 2.10 of the Loan Agreement is hereby amended by deleting the word "and" at the end of clause (d), by deleting the period at the end of clause (e) and replacing it with ", and", and by adding the following new clause (f):

    "(f)    Sixth Amendment Fee.    An amendment fee in the amount of $20,000 (the "Sixth Amendment Fee"), which amendment fee shall be fully earned and non-refundable on the Sixth Amendment Effective Date, and shall be charged to Borrower's Loan Account on such date."

  (d)
  Section 3.3 of the Agreement is hereby amended and restated in its entirety as follows:

    "3.3    Term; Automatic Renewal.

    This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending December 29, 2005 (the "Renewal Date") and automatically shall be renewed for successive one (1) year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any one (1) year anniversary of the Renewal Date by giving the other party at least one hundred twenty (120) days prior written notice by registered or certified mail, return receipt requested. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default."

  (e)
  Section 3.5 of the Agreement is hereby amended and restated in its entirety as follows:

    "3.5    Early Termination by Borrower.    The provisions of Section 3.3 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon one hundred twenty (120) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in full in cash, the Obligations (including an amount equal to 105% of the undrawn amount of the L/Cs or L/C Guarantees), together with a premium (the "Early Termination Premium") equal to: (a) during the period of time from and after the Fourth Amendment Closing Date up to the first anniversary of the Fourth Amendment Closing Date, the sum of three-quarters of one percent (0.75%) times the Maximum Revolving Credit Amount plus three-quarters of one percent (0.75%) times the principal amount of any Capital Expenditure Loans outstanding as of the effective date of the termination of this Agreement; (b) during the period of time from and after the first anniversary of the Fourth Amendment Closing Date up to the second anniversary of the Fourth Amendment Closing Date, the sum of one-half of one percent (0.5%) times the Maximum Revolving Credit Amount plus one-half of one percent (0.5%) times the principal amount of any Capital Expenditure Loans outstanding as of the effective date of the termination of this Agreement; (iii) during the period of time from and after the second anniversary of the Fourth Amendment Closing Date up to the third anniversary of the Fourth Amendment Closing Date, the sum of one-quarter of one percent (0.25%) times the Maximum Revolving Credit Amount plus one-quarter of one percent (0.25%) times the principal amount of any Capital Expenditure Loans outstanding as of the effective date of the termination of this Agreement; and (iv) thereafter, zero (0)."

  (f)
  The Agreement is amended by inserting the following new Section 7.19 immediately following Section 7.18 thereof:

    "7.19    Securities Accounts.    Establish or maintain any Securities Account, or any deposit accounts with Investments in excess of $250,000 in the aggregate outstanding at any one time, unless Foothill shall have received a Control Agreement in respect of such Securities Account or such deposit account. Borrower shall not transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement."

3.
Representations and Warranties.    Borrower hereby represents and warrants to Foothill that (a) the execution, delivery, and performance of this Amendment and of the Agreement, as amended by this Amendment, are within its corporate powers, have been duly authorized by all necessary corporate action, and are not in contravention of any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or governmental authority, or of the terms of its charter or bylaws, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected, (b) this Amendment and the Agreement, as amended by this Amendment, constitute Borrower's legal, valid, and binding obligation, enforceable against Borrower in accordance with its terms, and (c) each of the representations and warranties in this Amendment, the Agreement as amended by this Amendment, and the other Loan Documents are true and correct in all respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

4.
Conditions Precedent to Amendment.

  The satisfaction of each of the following, unless waived or deferred by Foothill in its sole discretion, shall constitute conditions precedent to the effectiveness of this Amendment:

  (a)
  Foothill shall have received the Sixth Amendment Fee in full in immediately available funds, which Sixth Amendment Fee shall be paid by Borrower to Foothill by being charged to Borrower's Loan Account on the Sixth Amendment Effective Date;

  (b)
  The representations and warranties in this Amendment, the Agreement as amended by this Amendment, and the other Loan Documents shall be true and correct in all respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

  (c)
  No Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein;

  (d)
  No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any governmental authority against Borrower or Foothill;

  (e)
  All other documents, agreements, instruments, and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel;

  (f)
  The due execution and delivery of the following by each party hereto:

  (i)
  this Amendment,
  (ii)
  the Guaranty,
  (iii)
  the Guarantor Security Agreement,
  (iv)
  the Guarantor Trademark Security Agreement, and
  (v)
  the Stock Pledge Agreement, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank;

  (g)
  Foothill shall have received a certificate from the Secretary of Guarantor attesting to the resolutions of Guarantor's Board of Directors authorizing its execution and delivery of the Guaranty and the Guarantor Security Agreement, and authorizing specific officers of Guarantor to execute the same;

  (h)
  Foothill shall have received a certificate from the Secretary of Guarantor attesting that Guarantor's By-laws and Articles or Certificate of Incorporation have not been amended or modified since the Closing Date or in the event that such By-laws or Articles or Certificate of Incorporation have been so amended or modified, Foothill shall have received a copy of such amendment or modification certified by the Secretary of Guarantor; and

  (i)
  Foothill shall have received a certificate of corporate status with respect to Guarantor, dated within thirty (30) days of this Amendment, by the Secretary of State of the state of incorporation of Guarantor, which certificate shall indicate that Guarantor is in good standing in such state.

5.
Further Assurances.    Borrower shall execute and deliver all agreements, documents, and instruments, in form and substance satisfactory to Foothill, and take all actions as Foothill may reasonably request from time to time fully to consummate the transactions contemplated under this Amendment and the Agreement, as amended by this Amendment.

6.
Miscellaneous.

(a)
The provisions of this Amendment shall be effective on the Sixth Amendment Effective Date and (if and only if such date occurs) as of August 1, 2002.

(b)
Upon the effectiveness of this Amendment, each reference in the Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Agreement shall mean and refer to the Agreement as amended by this Amendment.

(c)
Upon the effectiveness of this Amendment, each reference in the Loan Documents to the "Loan Agreement", "thereunder", "therein", "thereof" or words of like import referring to the Agreement shall mean and refer to the Agreement as amended by this Amendment.

(d)
This Amendment shall be governed by and construed in accordance with the laws of the State of California.

(e)
This Amendment can only be amended by a writing signed by both Foothill and Borrower.

(f)
This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

(g)
This Amendment reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

IMAGE ENTERTAINMENT, INC., a California corporation

By:	/s/ JEFF M. FRAMER
Title:	Chief Financial Officer

FOOTHILL CAPITAL CORPORATION, a California corporation

By:	/s/ TRENT A. SMART
Title:	Vice President

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AMENDMENT NUMBER SIX TO LOAN AND SECURITY AGREEMENT